Exhibit 10.1

Sentinel Capital Partners II, L.P.

c/o Sentinel Capital Partners, L.L.C.

777 Third Avenue, 32nd Floor

New York, New York 10022

April 25, 2004

Bright Now! Dental, Inc.

201 E. Sandpointe, Suite 200

Santa Ana, California 92707

Attention: Steven C. Bilt

Dear Mr. Bilt:

Reference is hereby made to the Agreement and Plan of Merger, dated as of April 25, 2004 (the “Merger Agreement”), by and among Bright Now! Dental, Inc., a Delaware corporation (“Parent”), Drawbridge Acquisitions, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Castle Dental Centers, Inc., a Delaware corporation (the “Company”). Defined terms that are used by not defined in this letter agreement (this “Letter Agreement”) shall have the meanings ascribed thereto in the Merger Agreement.

Sentinel Capital Partners II, L.P. (“Sentinel”), a stockholder of the Company, hereby acknowledges that it is a condition to Parent and Merger Sub’s willingness to enter into the Merger Agreement that Parent enter into an agreement with Sentinel providing for the terms of this Letter Agreement.

Accordingly, Sentinel hereby agrees that if (a) the Merger Agreement is terminated by the Company pursuant to Section 7.1(c)(i) of the Merger Agreement, and (b) within nine (9) months following the date of such termination, the Company consummates a transaction resulting from a Takeover Proposal (the “Consummated Transaction”), then in such event, Sentinel shall pay to Parent the Payment Amount (as defined below) within three (3) Business Days following the receipt by Sentinel of any consideration paid to Sentinel in respect of its shares of the Company as a result of the Consummated Transaction. In such event, the Payment Amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.

For purposes of this Letter Agreement, the “Payment Amount” shall mean the product obtained by multiplying 0.75 by the amount, if any, by which the Consummated Transaction Consideration (as defined below) exceeds the Merger Agreement Consideration (as defined below), if at all. For purposes of this Letter Agreement, the “Consummated Transaction Consideration” shall mean the product obtained by multiplying (x) the consideration paid per share of Company Common Stock pursuant to the Consummated Transaction by (y) 132,134,988. For purposes of this Letter Agreement, the “Merger Agreement Consideration” shall mean the product obtained by multiplying (x) the Common Stock Merger Consideration by (y) 132,134,988.

Without duplication to Section 2.5 of the Merger Agreement, in the event of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to the Company having a record date on or after the date hereof and prior to the date upon which the Payment Amount would be determined, an appropriate and proportionate adjustment shall be made to the calculation of the Payment Amount to account for such event.

As a holder of the Series B Preferred Stock, Sentinel shall not determine to treat the Merger as a “Liquidation Event” (as such term is used in the certificate of designation of the Series A-1 Preferred Stock) or to receive the “Liquidation Value” (as such term is used in the certificate of designation of the Series B Preferred Stock).

Other than the obligation of Sentinel to pay the Payment Amount if the conditions to the payment thereof shall have been satisfied or the obligations of Sentinel set forth in the immediately preceding paragraph, Sentinel shall have no obligation to Parent, Merger Sub or any other Person, and none of Parent, Merger Sub or any other Person shall have any right to bring any claim or make any demand upon Sentinel, in connection with the subject matter hereof.

Sentinel represents and warrants to Parent as of the date hereof as follows:

(a) Sentinel is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act, which definition will apply for all purposes of this Letter Agreement) of, and has good title to, 63,408 shares of Series B Preferred Stock (the “Sentinel Shares”);

(b) the Sentinel Shares constitute all of the shares of capital stock of the Company beneficially owned, directly or indirectly, by Sentinel;

(c) the execution and delivery of this Letter Agreement by Sentinel does not, and the performance by Sentinel of its obligations hereunder will not, (1) constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under (A) any judgment, writ, decree, order or ruling directly applicable to Sentinel, or (B) the organizational documents of Sentinel, or (2) require the consent, authorization or approval of, or the provision of notice to, any other party;

(d) Sentinel has full power and authority to execute, deliver and perform this Letter Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Letter Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized; and

(e) this Letter Agreement has been duly and validly executed and delivered by Sentinel and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding agreement of Sentinel, enforceable against Sentinel in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law principles thereof or any jurisdiction that would cause the application of the law of any jurisdiction other than the State of New York. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Letter Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

This Letter Agreement shall terminate automatically upon the earliest of the following events to occur: (a) the termination of the Merger Agreement other than pursuant to Section 7.1(c)(i) thereof, (b) the Closing, (c) the nine-month anniversary of the termination of the Merger Agreement if a Consummated Transaction shall not have been consummated as of such date, or (d) the date of payment in full of the Payment Amount.

{Remainder of page intentionally left blank.}

If the foregoing is acceptable to you, please sign this Letter Agreement on the appropriate space below, whereupon this Letter Agreement shall become a binding agreement between the parties hereto.

SENTINEL CAPITAL PARTNERS II, L.P.

By:	Sentinel Partners II, L.P., its General Partner
By:	Sentinel Managing Company II, LLC, its General Partner

By:	/s/ David S. Lobel

Name:	David S. Lobel
Title:	Managing Partner

Agreed to and accepted as of

the date first written above:

BRIGHT NOW! DENTAL, INC.

By:	/s/ Steven C. Bilt

Name:	Steven C. Bilt
Title:	President and Chief Executive Officer

4